Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-62404 and No. 333-111600 of CoBiz Inc. on Form S-8 and Form S-3 of our report dated March 11, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of CoBiz Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 11, 2004